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                                                                     EXHIBIT 5.1
                     OPINION OF FULBRIGHT & JAWORSKI L.L.P.

                   [Letterhead of Fulbright & Jaworski L.L.P.]

February 8, 2000

Cambio Inc.
6006 North Mesa Street
El Paso, Texas 79912

Dear Sir or Madam:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement"), filed by Cambio Inc. (the "Company") on behalf of certain selling stockholders with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 3,959,163 shares of the Company's Common Stock, $.01 par value, of which 1,959,165 shares are presently issued (the "Shares") and 1,999,998 shares are issuable upon the exercise of warrants (the "Warrant Shares").

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion (i) the Shares have been duly and validly authorized and have been legally issued, fully paid and nonassessable and (ii) Warrant Shares have been duly and validly authorized and, subsequent to the payment of the exercise price therefor, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                   Very truly yours,

                                   /s/ Fulbright & Jaworski L.L.P.